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	Paul de la Plante		May 5, 2009
(514) 843-2332
Investor Relations
	Dave Dunnewald	Jane Armstrong
	(303) 927-2334	(303) 927-2394

MOLSON COORS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher income for the first quarter ending March 29, 2009.

Peter Swinburn, Molson Coors president and chief executive officer, said “In the first quarter, our strong brands, strategic initiatives, cost reductions and lower incentive compensation drove 75 percent profit growth for our company.  We also achieved positive pricing and local-currency profit growth in each of our major markets. These positive factors more than offset continuing commodity inflation, unfavorable currency movements, a higher tax rate, and lower volume, particularly in the U.K.  We are pleased with the bottom-line momentum we have achieved leading into the peak summer selling season, but we nonetheless remain cautious about the rest of the year due to uncertainty around currency exchange rates and beer market volume trends, plus continuing commodity price inflation.”

First Quarter Highlights(1)

Key operating and financial highlights for the Company’s fiscal first quarter ended March 29, 2009, compared to the fiscal first quarter ended March 30, 2008, include the following:

•	Molson Coors worldwide beer volume declined 2.7 percent on a pro forma basis.
•	Worldwide Coors Light volume grew more than 4 percent from a year ago.
•	Net income attributable to Molson Coors increased $41.4 million, or 120.6 percent, to $75.7 million for the first quarter.
•
Underlying after-tax income(2) increased 75.3 percent to $98.8 million, or $0.53 per diluted share, up from $56.4 million, or $0.31 per diluted share a year ago.  This strong earnings performance was driven by increased beer pricing and substantial cost reductions across the company, which more than offset continuing commodity inflation, unfavorable currency movements, and lower worldwide volume.

•	In the first quarter, foreign currency movements decreased total underlying pretax income $9 million.
•	Excluding the impact of foreign currency, the Company’s underlying income increased approximately 89.4 percent in the quarter.

(1) First quarter 2009 results reflect the Company’s adoption of new accounting standards for convertible debt (FSP APB14) and “Non-controlling Interests in Financial Statements” (FAS160), as well as the adoption of hectoliters as its standard global volume measure. Prior period results presented have been adjusted to reflect these changes.
(2) The Company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.  To calculate underlying income in the first quarter of 2009, the Company excluded one-time expenses, particularly related to MillerCoors and the Foster’s cash-settled total-return swap, as well as net special charges of $10.2 million pretax.  For further details, please see the section “Special and Other One-Time Items” below, along with tables for reconciliations to the nearest U.S. GAAP measures.  All $ amounts are in U.S. Dollars.

Molson Coors Brewing Company

The Company’s effective tax rate during the first quarter 2009 for income from continuing operations was negative 2 percent on a reported basis, and positive 8 percent on an underlying basis. These rates are lower than the Company’s expected annual rate for 2009 because of the favorable resolution of unrecognized tax positions in the quarter. The Company estimates that its full-year 2009 effective tax rate will be in the range of 16 percent to 20 percent on an underlying basis.

During the quarter, Molson Coors achieved an incremental $18 million of cost savings as part of its three-year, $250 million Resources for Growth (RFG) cost savings program. These cost savings include the company’s 42 percent share of RFG cost savings initiatives that were achieved by MillerCoors, which equaled $3 million in the first quarter.

MillerCoors further accelerated synergy delivery timing, realizing $50 million in the first quarter which captures some savings originally planned for delivery in the second quarter.  A total of $78 million in synergy savings has been realized since July 1, 2008, exceeding the company’s original goal of $50 million for the first 12 months of operations. The company now expects to realize $128 million of synergies by June 30, 2009.

By the end of calendar year 2009, MillerCoors expects to achieve a total of $238 million in synergies, surpassing its original forecast of $225 million.  While the timing of synergy delivery has accelerated, MillerCoors’ $500 million synergy goal is unchanged.

Molson Coors Brewing Company’s total worldwide beer volume was 10.516 million hectoliters in the quarter, 2.7 percent lower versus the prior year on a pro forma basis, as shown in Table 1 below.
Table 1:  Molson Coors 2009 First Quarter Worldwide Beer Volume
	Thirteen Weeks Ended			Thirteen Weeks Ended
	March 29, 2009	March 28, 2008	% Change	March 29, 2009	March 28, 2008	% Change
	Actual	Pro forma (1)		Actual	Actual
Volume in U.S. hectoliters (000):
Financial volume	3,895	4,201	(7.3)%	3,895	10,710	(63.6)%
Royalty volume	51	53	(3.8)%	51	53	(3.8)%
Owned volume	3,946	4,254	(7.2)%	3,946	10,763	(63.3)%
Proportionate share of equity investment sales-to-retail (2)	6,570	6,549	0.3%	6,570	45	N/M
Total Molson Coors worldwide beer volume	10,516	10,803	(2.7)%	10,516	10,808	(2.7)%

(1)   Reflects the reduction of the U.S. segment financial volume reported for the 13 weeks ended March 29, 2009.
(2)   Reflects the addition of Molson Coors Brewing Company's proportionate share of MillerCoors sales-to-retail for the periods presented, adjusted for comparable trading days.
N/M = Not meaningful

Molson Coors Brewing Company

Business Segments

Following are the Company’s 2009 first quarter results by business segment:

Canada Business

      The Canada business reported underlying pretax income of $58.1 million in the first quarter, a 9.4 percent decrease from the same period last year, as gains in the base business were more than offset by unfavorable foreign exchange.  The year-over-year depreciation of the Canadian dollar versus the U.S. dollar was 20 percent, which reduced the Canada segment underlying income by approximately $12 million.  In local currency, Canada underlying pretax income was more than 13 percent higher than the first quarter 2008.

Canada sales-to-retail (STR) decreased 3.2 percent in the first quarter versus last year, resulting in a market-share decrease of about three-quarters of a share point.  Strategic brand changes were led by double-digit growth of Coors Light and mid-single-digit growth by Carling, offset by the decline of partner imports, Molson Canadian and non-strategic brands. This deceleration versus first quarter 2008 was driven by soft industry volumes and the Company’s decision to limit participation in off-premise discounting in a number of provinces during the quarter. Canada beer industry volumes declined an estimated 1.2 percent in the quarter.

Canada sales volume was 1.8 million hectoliters, virtually unchanged versus 2008.  Comparable(3) net sales per hectoliter increased 2.0 percent in local currency, led by price increases across all major markets, partially offset by continued discounting activity.

Cost of goods sold per hectoliter increased 2.4 percent on a comparable basis in local currency, primarily due to a 2.5 percent inflationary increase in commodities, packaging materials and distribution. About a third of these inflationary increases were offset by savings from cost reduction initiatives. Additional cost increase drivers include a 1 percent increase in overhead expenses and ongoing sales mix shifts.

Comparable marketing, general and administrative expenses decreased 5.7 percent in local currency, driven by lower overhead expense and cycling higher long-term incentive compensation costs in the prior year.

Other income increased due to $2.7 million of pretax gains from foreign currency hedges.

(3)  Except where otherwise indicated, comparable Canada results exclude the deconsolidation of Brewers Retail Inc. in Ontario on March 1, 2009, and effects of forming MillerCoors in 2008. Comparable results exclude the year-over-year impact for beer sales to MillerCoors.  With the completion of the MillerCoors joint venture, the financial impact of our brand exports to the U.S. are no longer being treated as inter-company sales and eliminated upon consolidation of total Molson Coors results.  Sales volume for these U.S. exports are excluded from Canada results and are now reported by MillerCoors.

Molson Coors Brewing Company

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income increased 52.3 percent to $94.2 million in the first quarter due to strong underlying income growth by MillerCoors.  U.S. segment results include the Company’s 42 percent share of net income attributable to MillerCoors and various adjustments for the equity income calculation under U.S. GAAP, as shown in Table 5 below.
MillerCoors Operating and Financial Highlights (U.S. GAAP)

For the first quarter, underlying net income attributable to MillerCoors, excluding special items, increased 46.3 percent to $216.4 million from the prior year pro forma result, driven by accelerated synergy delivery, strong revenue growth, disciplined cost management, and phasing of marketing expenditure, despite continuing commodity cost pressures.

MillerCoors domestic STRs increased 0.4 percent versus the prior year pro forma quarter due to strong results from five of the six focus brands, offset primarily by declines in Miller Lite and Milwaukee’s Best.
o	Coors Light STRs were up low single digits
o	Miller Lite STRs decreased mid-single digits, a reduced year-over-year rate of decline versus the previous quarter
o	The continued acceleration of MGD 64 led to volume growth in the Miller Genuine Draft franchise (up mid-single digits) for the first time in a decade
o	The craft and import portfolio rose in the first quarter, as Blue Moon continued to perform well with STRs up high single digits
o	Keystone Light delivered a strong double-digit increase in STRs
o	Miller High Life growth accelerated to mid-single digits

Domestic sales-to-wholesalers (STWs) declined 1 percent versus prior year, while total STWs declined 2 percent, driven by a double-digit reduction in contract brewing volumes.

MillerCoors total net sales increased by 3.8 percent to $1.716 billion versus the prior pro forma quarter.  Excluding contract brewing and company-owned distributor sales, net sales increased 4.5 percent to $1.609 billion.  Third-party contract brewing volumes declined 10 percent, though profits from contract brewing increased slightly.

Pricing remained strong in the first quarter as domestic net sales per hectoliter, excluding contract brewing and company-owned distributor sales, increased 5.6 percent based on 2008 price increases (in the first and fourth quarters) and reductions in discounting.  Pricing growth was lower than the previous quarter due to cycling of early 2008 general price increases.

Though MillerCoors continues to realize supply chain related synergies and deliver savings from its cost leadership programs – Resources For Growth and Project Unicorn – Cost of Goods Sold (COGS) per hectoliter increased by 5.3 percent due to significant increases in brewing and packaging materials related to high commodity costs last year.

For the quarter, marketing, general and administrative costs decreased by 9.1 percent driven by timing and management of marketing and sales spending and the accelerated timing of synergy delivery.

Depreciation and amortization expense for MillerCoors in the first quarter was approximately $71 million, and additions to tangible and intangible assets totaled $97 million.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on
July 1, 2008.  Molson Coors has a 42 percent economic interest in MillerCoors which is accounted for using the equity method.  Molson Coors’ interest in MillerCoors’ results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Investment Income in MillerCoors.”  Historical period results have not been reclassified to conform to this presentation, so year-over-year comparisons of consolidated and U.S. segment volume, net sales, cost of goods sold, and marketing, general and administrative results are less meaningful.  For comparability, the parent companies of MillerCoors have provided a full income statement for first quarter 2009, along with pro forma results for the prior year period.  This release also includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Investment Income in MillerCoors (see Table 5) and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

Molson Coors Brewing Company

United Kingdom Business

The U.K. business reported underlying pretax income of $3.5 million in the first quarter, an improvement of $5.5 million versus the same quarter last year. A 28 percent decline in the value of the British pound versus the U.S. dollar reduced underlying pretax income by approximately $2 million.  This represents the company’s best first quarter U.K. profit performance in five years, driven by strong pricing growth, the ramp-up of its contract brewing arrangement, and reduced marketing and pension costs, partly offset by lower volumes and higher input cost inflation.

U.K. owned-brand volume decreased 13.8 percent during the quarter, while the beer industry declined 8 percent, reflecting a weak economy in the U.K. The Company under-performed the market, as it took a firm stance with customers on pricing.

In local currency, comparable U.K. net sales per hectoliter of owned products increased 11.6 percent, nearly three-quarters driven by higher net pricing in all channels, with the balance of the increase attributable to positive sales mix.

Comparable cost of goods sold per hectoliter for owned brands increased 5.2 percent in local currency in the first quarter, due primarily to higher input cost inflation, partly offset by results of cost-reduction initiatives and lower pension costs.

  Marketing, general and administrative expense decreased 2.7 percent in local currency due to lower pensions and marketing expenses in the first quarter.

Global Markets Business and Corporate

The Company’s Global Markets business grew volume nearly 26 percent, on a small base, driven by the strength of Coors Light in China and Carling in Europe.  Marketing, general and administrative expense for Global Markets was $11 million in the quarter, an increase of $2.8 million versus a year ago.

Corporate general and administrative expense was $21.1 million in the first quarter, a decrease of $7.8 million, driven by lower employee incentive compensation this year.

Corporate net interest expense was $21.9 million in the first quarter, a decrease of $8.7 million compared to a year ago, with about $5 million of this reduction attributable to foreign currency movements and the balance due to BRI deconsolidation.  In the quarter, Corporate other expense of $21.9 million was driven by a one-time mark-to-market expense related to the Foster’s cash-settled total-return swap.  The underlying pretax loss for Global Markets and Corporate was $48.4 million, a 22.1 percent decrease versus the first quarter of 2008.

Molson Coors Brewing Company

 Special and Other One-Time Items

During the first quarter 2009, the Company reported net special charges of $10.2 million pretax, which was composed primarily of Canada severance and pension curtailment charges of $7.5 million and Edmonton Brewery closure costs of $0.7 million, as well as U.K. restructuring costs of $0.9 million.

Corporate other expense in the quarter included a $21.4 million one-time, non-cash mark-to-market expense related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008.

During the first quarter of 2009, MillerCoors reported special or exceptional items totaling $10.4 million, including employee retention and relocation expenses. This equates to $4.4 million at Molson Coors’ 42 percent ownership share.

These special and other one-time items have been excluded from underlying earnings in the first quarter 2009.

Discontinued Operations

The Company reports results associated with its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  The Company reported a loss of $3.9 million from discontinued operations during the quarter primarily due to the impact of foreign exchange movements on the Kaiser indemnity estimates.

2009 First Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2009 first quarter results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 2, 2009.  The company will also post this release and related financial statements on its web site today.

Molson Coors Brewing Company

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 2: 2009 First Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)		2009 1st Q	2008 1st Q

U.S. GAAP: After-tax income from continuing operations attributed to MCBC:		79.6	43.3
	Per diluted share:	$0.43	$0.24

Add back: Pretax special items - net		10.2	7.3
Add back: Pretax debt extinguishment costs		-	12.4
Add back: Pretax loss related to the cash-settled total return swap (1)		21.4	-
Add back: Proportionate share of MillerCoors pretax special items - net (2)		4.4	-

Minus: Pretax impact of MillerCoors accounting policy elections (2)		(7.3)	-
Minus: Tax effects related to special and other one-time items		(9.5)	(6.6)

Non-GAAP: Underlying after-tax income:		98.8	56.4

	Per diluted share:	$0.53	$0.31

Notes:
(1) Included in Other Income (Expense), net
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 3: 2009 First Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US)	Business Segments				Total
	Canada	U.S.	U.K.	Global Markets and Corporate	Consolidated

U.S. GAAP: 2009 1st Q pretax income (loss) from continuing operations – reported	$50.0	$97.1	$2.6	$(70.9)	$78.8

Add back: Special items - net	8.1	-	0.9	1.2	10.2
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	21.4	21.4
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	4.4	-	-	4.4

Minus: Impact of MillerCoors accounting policy elections (2)	-	(7.3)	-	-	(7.3)

Non-GAAP: 2009 1st Q underlying pretax income (loss)	$58.1	$94.2	$3.5	$(48.4)	$107.5
Percent change 2009 1st Q vs. 2008 1st Q underlying pretax income (loss)	-9.4%	52.3%	279.7%	-22.1%	73.6%

U.S. GAAP: 2008 1st Q pretax income (loss) from continuing operations	$62.7	$69.9	$(4.1)	$(86.4)	$42.1

Add back: Special items – net	1.4	(8.0)	2.1	11.8	7.3

Add back: Debt extinguishment costs	-	-	-	12.4	12.4

Non-GAAP: 2008 1st Q underlying pretax income (loss)	$64.1	$61.9	$(2.0)	$(62.1)	$61.9

Notes:
(1) Included in Other Income (Expense), net
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

MillerCoors LLC
Table 4: 2009 First Quarter Underlying Net Income
(Net Income, Excluding Special Items)

	Three Months Ended
	March 31, 2009	March 31, 2008
(In millions of $US)		Pro Forma

U.S. GAAP - Net Income attributable to MillerCoors LLC:	$206.0	$136.6

Add back: Special items, net	10.4	11.3

Non-GAAP - Underlying net income:	$216.4	$147.9

Pretax and After-Tax Underlying Income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that Underlying Income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses Underlying Income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 5: Reconciliation of Net Income attributable to MillerCoors to MCBC's Equity Income in MillerCoors and Reconciliation to U.S. Segment Underlying Pretax Income

(Note: Some numbers may not sum due to rounding.)

Thirteen Weeks Ended
March 29, 2009
(In millions of $US)

Net Income attributable to MillerCoors	$206.0
Multiply: MCBC economic interest % in MillerCoors	42%
MCBC proportionate share of MillerCoors net income	$86.5

Add: Accounting policy elections (1)	7.3
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	3.0
Add: Share-based compensation adjustment (3)	0.3
Equity Income in MillerCoors (reported)	$97.1

Add: Proportionate share of MillerCoors special items (4)	4.4
(Minus): Accounting policy elections (1)	(7.3)
U.S. Segment Underlying Pretax Income (Non-GAAP)	$94.2

 (1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances.  These adjustments reflect the impact to our investment in MillerCoors, which is based upon our contributed assets and liabilities. These adjustments were concluded in the first quarter of 2009.

(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture.  MCBC’s investment basis in MillerCoors is less than our underlying equity (42)% in the total net assets of MillerCoors (contributed by both Coors and Miller) by approximately $648.1 million.  This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference.  For non-depreciable assets, such as goodwill, no adjustment will be recorded to the MillerCoors equity method income unless there is an impairment.

(3) The net adjustment is to record all stock-based compensation associated with preexisting equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and eliminate all stock-based compensation impacts related to preexisting SABMiller equity awards held by Miller employees now employed by MillerCoors.  The adjustment is to recognize the additional 58% of the stock-based compensation costs associated with those awards recognized and reported by MCBC's U.S. business and eliminate all of the costs associated with equity awards to be settled in SABMiller equity.

 (4) MillerCoors Q1 2009 Special Items of $10.4 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals $4.4 million.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 29, 2009	March 30, 2008
Volume in hectoliters	3.895	10.710
Sales	$824.2	$1,816.2
Excise taxes	(265.2)	(459.6)
Net Sales	559.0	1,356.6
Cost of goods sold	(346.1)	(835.0)
Gross profit	212.9	521.6
Marketing, general and administrative expenses	(182.6)	(436.6)
Special items, net	(10.2)	(7.3)
Equity income in MillerCoors	97.1	-
Operating income	117.2	77.7
Interest expense, net	(19.9)	(27.8	)(a)
Debt extinguishment costs	-	(12.4)
Other (expense) income, net	(18.5)	4.6
Income from continuing operations before income taxes	78.8	42.1
Income tax benefit	1.3	6.6
Income from continuing operations	80.1	48.7
Loss from discontinued operations, net of tax	(3.9)	(9.0)
Net income	76.2	39.7
Less: Net income attributable to noncontrolling interests (b)	(0.5)	(5.4)
Net income attributable to MCBC	$75.7	$34.3

Basic income (loss) per share:
From continuing operations attributable to MCBC	$0.43	$0.24
From discontinued operations attributable to MCBC	(0.02)	(0.05)
Basic net income per share	$0.41	$0.19
Diluted income (loss) per share:
From continuing operations attributable to MCBC	$0.43	$0.24
From discontinued operations attributable to MCBC	(0.02)	(0.05)
Diluted net income per share	$0.41	$0.19

Weighted average shares - basic	183.8	181.0
Weighted average shares - diluted	184.9	184.5

Dividends per share	$0.20	$0.16

Amount attributable to MCBC
Income from continuing operations, net of tax	$79.6	$43.3
Loss from discontinued operations, net of tax	(3.9)	(9.0)
Net income attributable to MCBC	$75.7	$34.3

Molson Coors Brewing Company

(a) On December 29, 2008, we adopted FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” ("FSP APB 14-1"). This FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Upon adopting FSP APB 14-1, the provisions were retroactively applied. As a result, $4.0 and $3.9 million of additional non-cash interest expense was recorded in the first quarter of 2009 and 2008, respectively.

(b) On December 29, 2008, MCBC adopted Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51," the provisions of which, among others, require that minority interests be renamed noncontrolling interests and that consolidated net income (loss) includes the amounts attributable to such noncontrolling interests for all periods presented.

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 29, 2009	March 30, 2008

Volume in hectoliters	1.763	1.767

Sales	$421.8	$499.8
Excise taxes	(97.1)	(116.2)
Net sales	324.7	383.6
Cost of goods sold	(187.4)	(216.2)
Gross profit	137.3	167.4
Marketing, general and administrative expenses	(83.5)	(106.6)
Special items, net	(8.1)	(1.4)
Operating income	45.7	59.4
Other income, net	4.3	3.3
Earnings before income taxes	$50.0	$62.7

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 8: United States Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 29, 2009(1)	March 30, 2008
Volume in hectoliters	-	6.509
Sales	$-	$751.4
Excise taxes	-	(101.4)
Net sales	-	650.0
Cost of goods sold	-	(392.9)
Gross profit	-	257.1
Marketing, general and administrative expenses	-	(197.6)
Special items, net	-	8.0
Equity income in MillerCoors	97.1	-
Operating income	97.1	67.5
Other income, net	-	2.4
Earnings before income taxes	$97.1	$69.9

(1)Reflects the formation of MillerCoors on July 1, 2008.  Prior periods reflect results of the Company's pre-existing U.S. operations.

Molson Coors Brewing Company and Subsidiaries
Table 9: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 29, 2009	March 30, 2008
Volume in hectoliters	2.021	2.346
Sales	$386.3	$551.3
Excise taxes	(166.9)	(240.8)
Net sales	219.4	310.5
Cost of goods sold	(149.9)	(219.0)
Gross profit	69.5	91.5
Marketing, general and administrative expenses	(67.0)	(95.1)
Special items, net	(0.9)	(2.1)
Operating income	1.6	(5.7)
Interest income, net	2.0	2.8
Other expense, net	(1.0)	(1.2)
Earnings (loss) before income taxes	$2.6	$(4.1)

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 10: Global Markets and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 29, 2009	March 30, 2008
Volume in hectoliters	0.111	0.088
Net sales	$14.9	$12.5
Cost of goods sold	(8.8)	(6.9)
Gross profit	6.1	5.6
Marketing, general and administrative expenses	(32.1)	(37.3)
Special items, net	(1.2)	(11.8)
Operating loss	(27.2)	(43.5)
Interest expense, net	(21.9)	(30.6)
Debt extinguishment costs	-	(12.4)
Other (expense) income, net	(21.8)	0.1
Loss before income taxes	$(70.9)	$(86.4)

MillerCoors LLC (1)
Table 11: Results of Operations
(In Millions)
(Unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008
	Actual	Pro Forma

Volume in hectoliters	18.422	18.791
Sales	$2,005.7	$1,947.1
Excise taxes	(289.8)	(294.7)
Net sales	1,715.9	1,652.4
Cost of goods sold	(1,049.9)	(1,017.0)
Gross profit	666.0	635.4
Marketing, general and administrative expenses	(441.8)	(485.9)
Special items, net	(10.4)	(11.3)
Operating income	213.8	138.2
Other (expense) income, net	(0.5)	2.6
Income before income taxes	213.3	140.8
Income tax expense	(2.1)	-
Net Income	211.2	140.8
Less: Net income attributable to noncontrolling interests	(5.2)	(4.2)
Net income attributable to MillerCoors LLC	$206.0	$136.6

(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors.  See Table 5 in the release for a reconciliation from MillerCoors net income to Molson Coors equity income in MillerCoors.

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Balance Sheets
(In  Millions)
(Unaudited)

	As of
	March 29, 2009	December 28, 2008
Assets

Cash and cash equivalents	$94.4	$216.2
Receivables, net	529.5	635.4
Total inventories, net	189.5	192.1
Other, net	75.1	63.4
Total current assets	888.5	1,107.1

Properties, net	1,131.2	1,301.9
Goodwill and intangible assets, net	5,126.3	5,221.4
Investment in MillerCoors	2,499.9	2,418.7
Other	253.4	337.5
Total assets	$9,899.3	$10,386.6

Liabilities and equity

Accounts payable	$146.9	$170.5
Accrued expenses and other	654.3	815.5
Short-term borrowings and current portion of long-term debt	0.1	0.1
Total current liabilities	801.3	986.1

Long-term debt	1,568.2	1,752.0
Pension and post-retirement benefits	448.2	581.0
Other	1,006.0	1,028.1
Total liabilities	3,823.7	4,347.2

Total MCBC stockholders' equity	6,071.5	6,055.4
Noncontrolling interests	4.1	(16.0)
Total equity	6,075.6	6,039.4
Total liabilities and equity	$9,899.3	$10,386.6

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 13: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2009	March 28, 2008

Cash flows from operating activities:
Net income	$76.2	$39.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	44.4	82.3
Equity income in MillerCoors	(97.1)	-
Distributions from MillerCoors	84.0	-
Change in working capital and other, net	(102.7)	(248.2)
Net cash provided by (used in) operating activities	4.8	(126.2)

Cash flows from investing activities:
Additions to properties and intangible assets	(19.6)	(69.5)
Proceeds from sales of assets and businesses, net	2.1	28.3
Deconsolidation Brewers Retail Inc.	(26.1)	-
Investment in MillerCoors	(67.2)	-
Other, net	0.4	16.1
Net cash used in investing activities	(110.4)	(25.1)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	1.5	23.0
Dividends paid	(36.8)	(33.1)
Net borrowings (repayments) of debt	1.8	(150.2)
Other, net	20.0	54.7
Net cash used in financing activities	(13.5)	(105.6)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(119.1)	(256.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(2.7)	(1.4)
Balance at beginning of year	216.2	377.0
Balance at end of period	$94.4	$118.7

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